EXHIBIT 99.1

Crescent Financial Corporation Reports Earnings for Q1 2009

CARY, N.C., April 29, 2009 (GLOBE NEWSWIRE) -- Crescent Financial Corporation (Nasdaq:CRFN), parent company of Crescent State Bank in Cary, North Carolina, today announced unaudited net income for the quarter ended March 31, 2009, before adjusting for the effective dividend on preferred stock, of $610,000 compared with net income for the prior year period of $1,000,000. After adjusting for $168,000 in dividends and accretion on preferred stock, net income available for common shareholders for the current period was $443,000 or $0.05 per diluted share compared with $0.10 per diluted share for the quarter ended March 31, 2008. The decline in earnings was due primarily to the continued buildup of the allowance for loan losses in response to current economic conditions in our markets. Although earnings declined, we experienced an increase in linked quarter net interest margin and the third consecutive quarter of increasing pre-tax income before provision and gains, losses and impairments on securities and fixed assets.

Average earning assets for the current three month period increased by $183.8 million or 23% over the average for the prior year quarter and short-term interest rates fell 200 basis points over the past twelve months. A more disciplined loan pricing approach, the use of interest rate floors on variable rate loans and the continual repricing of the Company's time deposit portfolio allowed net interest income to increase $707,000 or 11% to $7.2 million from $6.5 million. The decline in short-term interest rates resulted in a decrease of net interest margin, the difference between interest income and interest expense expressed as a percentage of average earning assets of the period, from 3.27% for the quarter ended March 31, 2008 to 2.98% for the current quarter. The large decline in short-term rates occurring in 2008 impacts the yield on earning assets and the cost of funds in different time intervals. Changes in short-term rates tends to impact rates on variable loan portfolios immediately, while the rates on fixed rate time deposits and borrowings reprice down over time at maturity. Therefore, while there was a decline in net interest margin over the comparative periods, margin improved from 2.75% for the fourth quarter of 2008 to 2.98% for the first quarter of 2009.

The provision for loan losses increased by $890,000 to $1.7 million for the current period from $806,000 for the prior year period. The large provision was primarily attributable to our continuing effort to proactively deal with credit quality issues surfacing as a result of current economic conditions. The Company increased the allowance for loan losses during the first quarter to 1.76% from 1.60% at December 31, 2008. Non-performing loans and other real estate owned as a percentage of total assets at March 31, 2009 was 1.68% compared with 1.53% at December 31, 2008.

Non interest income decreased slightly during the first quarter 2009 to $763,000 compared to $808,000 for the prior year period. The Company recorded increases of $124,000 in brokered mortgage loan origination fees, $108,000 in earnings on life insurance and $7,000 in customer service fees and service charges on deposit accounts. Other non-interest income fell by $80,000 due primarily to $72,000 of non-recurring income recorded in the first quarter of 2008 related to a recovery of a previously charged-off deposit account. Due to the volatility in the stock market, revenue from brokerage referrals declined by $15,000. For the quarter ended March 31, 2009, the Company recorded a $25,000 write-down of other real estate owned and a $188,000 loss on the impairment of a non-marketable equity security.

Non-interest expenses increased by $572,000 or 11% to $5.6 million compared with $5.0 million for the prior year. During the first quarter, the Company converted all core and ancillary data processing systems to a new provider. The non-recurring, one-time costs associated with the conversion were approximately $235,000, of which $156,000 was recorded in data processing, $40,000 was consulting, $26,000 was printing and postage for various communications to customers and $13,000 was employee travel and training expense. The after-tax impact of the conversion was approximately $144,000. Personnel and occupancy expenses increased by a total of $255,000. The Company opened one new office on March 31, 2008 and has hired additional personnel in certain operational support units of the Company. Deposit insurance assessments from the Federal Deposit Insurance Corporation increased by $153,000 or 159% over insurance expense for the prior year.

Crescent Financial Corporation has unaudited total assets at March 31, 2009 of $1.1 billion, increasing by $124.0 million or 13% over the $968.3 million at December 31, 2008. The majority of the growth resulted from implementing a leverage strategy designed to offset the impact of the 5% preferred stock dividend paid on investment pursuant to the government's Capital Purchase Program. Total gross loans increased by $2.3 million from $785.4 million to $787.7 million, total deposits increased $16.7 million from $714.9 million to $731.6 million and total stockholders' equity grew by $25.4 million primarily as a result of the $24.9 million investment by the US Treasury.

Mike Carlton, President and CEO stated, "While our earnings have decreased from the same period a year ago, we are very pleased that the company remains profitable with strong capital levels. In the first quarter, we continued to allocate significant funds toward the provision for loan losses in an effort to remain proactive in dealing with additional credit quality issues that may arise. We are committed to working with our customers and will continue to do so in order to get through this downturn in the market. As we progress throughout the year, we will continue to remain prudent in dealing with the economic uncertainties so that we are well positioned for long-term stability and success. Our implementation of a new data processing system demonstrates our continued commitment to providing convenient banking solutions for our customers as we move into the future"

Crescent State Bank is a state chartered bank operating fourteen banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines, Pinehurst, Sanford, Garner, Raleigh (2), Wilmington (2) and Knightdale, North Carolina and one loan production office in Raleigh, North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ Global Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank's website at www.crescentstatebank.com.

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation's recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

 Crescent Financial Corporation
 Consolidated Balance Sheet
 (Amounts in thousands except share and per share data)
 (Unaudited)
                 March 31,  Dec. 31,   Sept. 30,  June 30,   March 31,
                   2009      2008(a)     2008       2008       2008
                ---------- ---------- ---------- ---------- ----------
 ASSETS
 Cash and due
  from banks    $   10,373 $    9,917 $   12,320 $   13,234 $   14,088
 Interest
  earning
  deposits with
  banks             24,236        267        639        391        387
 Federal funds
  sold                  99         99      9,477         98        467
 Investment
  securities
  available for
  sale at fair
  value            197,957    105,649     96,015     95,979     94,855
 Loans             787,657    785,377    769,060    742,855    710,545
 Allowance for
  loan losses      (13,855)   (12,585)    (9,988)    (8,855)    (8,425)
                ---------- ---------- ---------- ---------- ----------
    Net Loans      773,802    772,792    759,072    734,000    702,120

 Accrued
  interest
  receivable         4,207      3,341      3,327      3,105      3,268
 Federal Home
  Loan Bank
  stock             11,910      7,264      7,264      7,714      7,039
 Bank premises
  and equipment     11,842     10,845     10,297     10,156      9,966
 Investment in
  life insurance    17,011     16,812     16,517     16,343      9,210
 Goodwill           30,233     30,233     30,233     30,233     30,233
 Other assets       10,675     11,092     10,366      9,323      9,460
                ---------- ---------- ---------- ---------- ----------

   Total
    Assets      $1,092,345 $  968,311 $  955,527 $  920,576 $  881,093
                ========== ========== ========== ========== ==========

 LIABILITIES AND
  STOCKHOLDERS'
  EQUITY
 LIABILITIES
 Deposits
  Demand        $   64,985 $   63,946 $   69,594 $   64,306 $   65,890
  Savings           59,393     58,834     64,214     76,591     88,982
  Money market
   and NOW         134,160    130,542    120,430    128,274    106,109
  Time             473,066    461,561    457,405    384,508    392,240
                ---------- ---------- ---------- ---------- ----------
   Total
    Deposits       731,604    714,883    711,643    653,679    653,221

 Short-term
  borrowings       114,758     37,706     20,000     30,894     10,000
 Long-term debt    121,748    116,748    125,748    138,248    121,248
 Accrued
  expenses and
  other
  liabilities        3,762      3,882      3,986      3,692      3,286
                ---------- ---------- ---------- ---------- ----------

   Total
    Liabilities    971,872    873,219    861,377    826,513    787,755

 STOCKHOLDERS'
  EQUITY
 Preferred stock    22,576         --         --         --         --
 Common stock        9,626      9,627      9,613      9,605      9,496
 Additional
  paid-in
  capital           76,762     74,349     74,256     74,172     73,699
 Retained
  earnings          10,931     10,489     11,254     10,509      9,478
 Accumulated
  other
  comprehensive
  loss                 578        627       (973)      (223)       665
                ---------- ---------- ---------- ---------- ----------

   Total
    Stock-
    holders'
    Equity         120,473     95,092     94,150     94,063     93,338

   Total
    Liabilities
    and
    Stock-
    holder's
    Equity      $1,092,345 $  968,311 $  955,527 $  920,576 $  881,093
                ========== ========== ========== ========== ==========

   Ending shares
    outstanding  9,626,559  9,626,559  9,612,743  9,604,826  9,496,555
   Book value
    per share   $    10.17 $     9.88 $     9.79 $     9.79 $     9.83
   Tangible book
    value per
    share       $     6.93 $     6.64 $     6.55 $     6.54 $     6.53

Crescent Financial Corporation
Consolidated Income Statements
(Amounts in thousands except share and per share data)
(Unaudited)
                             For the Three Month Period Ended
                 March 31,  Dec. 31,   Sept. 30,  June 30,   March 31,
                   2009       2008       2008       2008       2008
                ---------- ---------- ---------- ---------- ----------

 INTEREST INCOME
 Loans          $   12,077 $   12,500 $   12,571 $   11,936 $   12,472
 Investment
  securities
  available for
  sale               1,999      1,203      1,206      1,227      1,206
 Fed funds sold
  and other
  interest               2          8         17         14         44
                ---------- ---------- ---------- ---------- ----------
   Total
    Interest
    Income          14,078     13,711     13,794     13,177     13,722
                ---------- ---------- ---------- ---------- ----------

 INTEREST
  EXPENSE
 Deposits            5,243      5,898      5,953      5,502      5,709
 Short-term
  borrowings           463        323        126         91        117
 Long-term debt      1,141      1,315      1,372      1,292      1,372
                ---------- ---------- ---------- ---------- ----------

   Total
    Interest
    Expense          6,847      7,536      7,451      6,885      7,198
                ---------- ---------- ---------- ---------- ----------

     Net
      Interest
      Income         7,231      6,175      6,343      6,292      6,524
 Provision for
  loan losses        1,697      3,937      1,282        459        806
                ---------- ---------- ---------- ---------- ----------
   Net interest
    income after
    provision
    for loan
    losses           5,534      2,238      5,061      5,833      5,718
                ---------- ---------- ---------- ---------- ----------

 Non-interest
  income
   Mortgage loan
    origination
    income             296        207        189        151        172
   Service
    charges and
    fees on
    deposit
    accounts           388        429        414        381        381
   Earnings on
    life
    insurance          207        305        189        144         99
   Gain/loss on
    sale of
    securities          --         --         --         16         --
   Gain/(loss)
    on disposal
    of assets          (25)         2         (4)       (63)        (9)
   Loss on
    impairment
    of non-
    marketable
    investment        (188)        --         --         --         --
   Other                85        107        269        188        165
                ---------- ---------- ---------- ---------- ----------

    Total non-
     interest
     income            763      1,050      1,057        817        808

 Non-interest
  expense
   Salaries and
    employee
    benefits         2,971      2,508      2,881      2,917      2,804
   Occupancy and
    equipment          751        699        709        656        663
   Data
    processing         450        279        270        261        271
   Other             1,421      1,306      1,206      1,259      1,283
                ---------- ---------- ---------- ---------- ----------

    Total non-
     interest
     expense         5,593      4,792      5,066      5,093      5,021
                ---------- ---------- ---------- ---------- ----------

   Income before
    income taxes       704     (1,504)     1,052      1,557      1,505

 Income taxes           94       (738)       306        526        505
                ---------- ---------- ---------- ---------- ----------
     Net income        610       (766)       746      1,031      1,000
                ---------- ---------- ---------- ---------- ----------
     Effective
      dividend
      on
      preferred
      stock            168         --         --         --         --
                ---------- ---------- ---------- ---------- ----------

     Net income
      available
      for common
      share-
      holders'  $      442 $     (766)$      746 $    1,031 $    1,000
                ========== ========== ========== ========== ==========

 NET INCOME PER
  COMMON SHARE
   Basic        $     0.05 $    (0.08)$     0.08 $     0.11 $     0.11
                ========== ========== ========== ========== ==========
   Diluted      $     0.05 $    (0.08)$     0.08 $     0.11 $     0.10
                ========== ========== ========== ========== ==========

 WEIGHTED
  AVERAGE COMMON
  SHARES
  OUTSTANDING
   Basic         9,569,520  9,565,583  9,548,589  9,467,294  9,417,694
                ========== ========== ========== ========== ==========
   Diluted       9,581,873  9,565,583  9,628,147  9,618,744  9,678,841
                ========== ========== ========== ========== ==========

     Return on
      average
      assets          0.24%     -0.14%      0.31%      0.46%      0.47%
     Return on
      average
      equity          2.08%     -1.36%      3.12%      4.37%      4.32%
     Net
      interest
      margin          2.98%      2.75%      2.89%      3.05%      3.27%
      Allowance
       for loan
       losses to
       loans          1.76%      1.60%      1.30%      1.19%      1.19%
     Non-
      performing
      assets to
      total
      assets          1.68%      1.53%      0.49%      0.29%      0.29%

 (a) Derived from audited consolidated financial statements.

CONTACT:  Crescent Financial Corporation
          Michael G. Carlton, President and CEO
          Bruce W. Elder, Vice President
          (919) 460-7770